Exhibit 10.1

EMPLOYMENT CONTRACT

between

Costa Crociere S.p.A., an Italian company with registered office at Piazza Piccapietra 48, 16121 Genoa (Italy) (hereinafter referred to as the “Company”)

and

Mr. Michael Olaf Thamm, German citizen, resident in Huebenerstrasse 1, 20457 Hamburg (Germany) (hereinafter referred to as “Mr. Thamm” and, together with the Company, the “Parties”)

WHEREAS

(a) Mr. Thamm has been employed by the Company since March 12, 1984, lately with a position of President of the AIDA Cruises German Branch, according to an employment agreement dated December 1, 2004 regulated by German law;

(b) in view of Mr. Thamm’s new role in the Company and his relocation to the Company’s headquarters in Genoa (Italy), the Parties hereby wish to terminate the employment agreement under point (a) above upon mutual consent, effective June 30, 2012, and to set out the terms and conditions which will regulate Mr. Thamm’s relationship with the Company in the future.

Now, therefore, it is hereby agreed as follows:

1.	Roles and duties

1.1 The Parties confirm that the employment agreement under point (a) in the preamble is terminated upon mutual consent effective June 30, 2012, with full reciprocal waiver of any claims and/or rights of action in connection with its performance and early termination.

1.2 Effective July 1, 2012 Mr. Thamm shall be hired by the Company with qualification as “Dirigente”, pursuant to the National Collective Labor Agreement of the Dirigenti of the Industrial Sector (hereinafter, the “CLA”). Within the frame of his employment Mr. Thamm shall be in charge of the supervision and strategic direction of the Company’s AIDA Cruises and Iberocruceros businesses. Mr. Thamm shall consequently be part of the AIDA Cruises and Iberocruceros Management Committees.

1.3 Mr. Thamm shall report hierarchically to the Board of Directors of the Company and, functionally, to Mr. Howard S. Frank, Vice Chairman and COO of Carnival Corporation & Plc, and Mr. Michael M. Arison, Chairman and CEO of Carnival Corporation & Plc.

1.4 Mr. Thamm shall also hold the different role of Managing Director and CEO of the Company, to be exercised within the limits of the authorities and powers assigned to him by the Board of Directors of the Company by resolution dated June 27, 2012 and in compliance with the guidelines provided by the Board.

1.5 Mr. Thamm shall be based at the Company’s headquarters in Genoa.

1.6 Mr. Thamm hereby undertakes to provide his best efforts, capacity and time in performing his duties, and to serve faithfully and honestly the Company, by using his energies for the benefit of the latter.

1.7 Mr. Thamm shall at all times observe and act in accordance with all Company rules, policies, standards, procedures and directives, as amended from time to time. Mr. Thamm confirms that he has received a copy of, and agrees to comply with, the Carnival Corporation & Plc Code of Business Conduct and Ethics and related policies.

2.	Compensation for 2012

Fixed salary

2.1 For the remainder of 2012 Mr. Thamm shall receive an annual fixed salary of Euro 570.000 gross, on a pro-rata basis.

2.2 Mr. Thamm’s annual fixed salary shall be paid in 13 monthly instalments, as per the CLA.

2.3 The amount of Mr. Thamm’s annual fixed salary in excess of the minimum established by the CLA shall be considered an advance payment of any future increase in the minimum salary, including the “scatti di anzianità” (seniority increases), provided for by the CLA as subsequently amended, and shall therefore absorb and include such increases, except for those increases expressly declared as “non assorbibili”.

Variable salary

2.4 In 2012 Fiscal Year (hereinafter FY) Mr. Thamm will continue to participate in the AIDA Cruises MBO program, which shall not exceed in the overall 60% of the fixed salary under para 2.1 above. In particular the bonus shall be quantified as follows:

(i) 30% of the fixed salary, as guaranteed minimum bonus;

(ii) an additional 10% of the fixed salary, upon achievement by AIDA Cruises, in a given year, of an Operating Income not lower than the Operating Income achieved in the previous year;

(iii) an additional 1% of the fixed salary for each 1% increase in the Operating Income in a given year compared with the Operating Income of the previous year, up to a 20% increase.

In the event the Operating Income in a given year should exceed 120% of the Operating Income of the previous year, the bonus quota thus exceeding the 60% threshold will be set aside and paid to Mr. Thamm in the following year. It is understood that in any year, including when Mr. Thamm receives a bonus quota set aside in the previous year, the bonus shall not exceed in the overall 60% of the fixed salary.

The payment of the bonus shall be made after approval, in March, of the Financial Statements regarding the year of reference. In the event Mr. Thamm’s employment should terminate in the course of a given year the bonus will be payable on a pro rata basis.

2.5 In addition, at the end of 2012 FY Mr. Thamm shall receive a one-off entry bonus in the Euro equivalent of $250,000 gross.

2.6 Mr. Thamm shall be eligible to participate in the stock option and/or restricted stock unit schemes of Carnival Corporation & Plc from time to time in force, at the discretion of the Compensation Committee of Carnival Corporation & Plc, under terms and conditions to be established at the time of implementation of such schemes.

2.7 Mr. Thamm’s rights under the Carnival Plc stock option plan and restricted stock unit plan currently in force shall continue to be regulated by the respective plans and regulations, to which reference is hereby expressly made, it being agreed that upon appointment in the role as Managing Director and CEO of the Company Mr. Thamm will be granted the equivalent of $250,000 additional restricted stock units, according to the terms and conditions of the above-mentioned restricted stock unit plan.

2.8 By payment of the fixed salary and, if payable, the variable salary, as above regulated and as reviewed effective 2013 FY, any and all services performed or to be performed by Mr. Thamm under this contract, including as Managing Director and CEO of the Company and - if so requested – as director of other companies of the Costa Group, shall be deemed to have been fully remunerated.

3.	Compensation effective as of 2013 FY

As of December 1, 2012 the Parties shall agree, by executing an addendum to this employment contract, on a new compensation plan for Mr. Thamm, subject to the approval of the Compensation Committee of Carnival Corporation & Plc and confirmation by the Board of Directors of the Company.

The Parties hereby acknowledge and agree that when defining the new compensation plan for Mr. Thamm also the economic terms of the non-competition and non-solicitation covenant under point 8. below may be revised.

4.	Other benefits

4.1 The Company shall bear the costs of the insurance policies provided by the CLA, covering the risk of death and permanent disability. The Company shall also bear the costs for an health insurance covering also your partner and children. The Company shall also maintain appropriate directors’ and officers’ liability insurance for Mr. Thamm's benefit.

4.2 The Company shall pay up to Euro 150,000 annual housing allowance for Mr. Thamm’s accommodation in Genoa or nearby.

4.3 The Company shall also make available to Mr. Thamm a car with driver as well as a jet private charter for business use within Europe.

4.4 The Company shall also reimburse Mr. Thamm’s relocation expenses from Hamburg to Genoa.

5.	Reimbursement of business-related expenses

Upon presentation of appropriate receipts Mr. Thamm shall be entitled to be reimbursed for any necessary travelling, hotel and other costs and outlays incurred by him in connection with the discharge of his duties to the extent that such costs and outlays comply with the applicable provisions of Italian tax law and with the Company’s guidelines for travel expenses.

6.	Duration

Mr. Thamm’s employment relationship shall be deemed for an indefinite period of time, commencing July 1, 2012. However, for all contractual purposes, including under the CLA, Mr. Thamm will be granted a conventional seniority dating back to March 12, 1984.

7.	Duties of loyalty and confidentiality

7.1 Mr. Thamm shall provide the Company with his professional expertise and his best efforts in discharging his duties. Without the prior written consent of the Company, during the employment relationship Mr. Thamm cannot engage into any other activity whether as independent contractor or employee, as well as to hold a participation in other companies, except for holding of up to 3% of the issued capital of any class of securities of listed companies, or to accept any directorship outside the Carnival Group or to engage into similar offices.

7.2 Mr. Thamm hereby undertakes, during the terms of his employment and thereafter, not to use, disclose or disseminate, either directly or indirectly, to any other person, organization or entity or otherwise employ in any manner whatsoever any privileged information in any way acquired in the performance of his duties. In particular, Mr. Thamm shall not disclose any technical or financial information, design, process, procedure, formula or improvement that is valuable and not generally known to the Company’s competitors. Such information shall include, without limitation, all information and documentation, whether or not subject to copyright, pertaining to product development, methods of operation, cost and pricing structures, marketing information, corporate strategy, product source and customer information, and other private, confidential business matters relating to the Company or any of its affiliates and/or subsidiaries.

7.3 All of the Company’s and/or its affiliates’ and/or its subsidiaries’ documents, even those signed by Mr. Thamm, are and shall remain property of the Company, and shall be safely preserved and made available to the Board of Directors of the Company at any time, in particular in case of termination of the relationship. In any event, Mr. Thamm will not be entitled to retain or to make a copy of the aforesaid documentation which shall be, at any time, at Company’s disposal.

8.	Non-competition and non-solicitation covenant

8.1 While working with the Company and after termination of the relationship with the Company for whatever reasons Mr. Thamm undertakes (a) not to operate - either directly or indirectly – as principal, agent, owner, director, employee, partner or advisor in favour of companies in competition with the Company, which deal with ownership, management and commercial operation of cruise vessels, and not to acquire a shareholding in the aforesaid companies, except for participations not exceeding 2% in listed companies (b) not to endeavour to entice away from the Company or any of its affiliates or subsidiaries, any person, firm, company or organization (i) who or which in the preceding 12 months has been a supplier of goods or services to the Company or any of its affiliates or subsidiaries and (ii) with whom or which Mr. Thamm had, during the term of the employment, direct dealings or personal contact, so as to harm the goodwill or, or so as to compete with, the Company or any of its subsidiaries; (c) not to induce any employee of the Company or any of its affiliates and/or subsidiaries to resign in order to enter into an employment or independent contractor relationships in favour of third parties engaged in the ownership, management and commercial operation of cruise vessels.

The above obligations shall be effective for a period of 12 months from termination Mr. Thamm’s relationship with the Company for whatever reasons.

8.2 The above non-competition and non-solicitation obligations apply to the territory of: the Italian Republic, the French Republic, the Federal Republic of Germany, the Republic of Austria, the Swiss Confederation, the Kingdom of Spain, the United States of America, the Federative Republic of Brazil, the Argentine Republic, Dubai and the United Arab Emirates, the Republic of China. The Parties acknowledge that the above mentioned territorial extension is justified by (i) the multinational character of the Company, (ii) the fact that the business activity of the Company is carried out not only in Italy but also throughout Europe, the Americas and Asia and (iii) the international scope of Mr. Thamm’s role. It ensues that during the term of validity of this covenant Mr. Thamm shall abstain from performing, directly or indirectly, working or cooperation activities to the benefit of third parties in the geographical areas mentioned above.

8.3 In order to enable the Company to properly verify Mr. Thamm’s compliance with the above non-competition and non-solicitation obligations, Mr. Thamm shall inform the Company in writing of the working activities he will perform during the term of validity of this covenant, before the commencement of any such activity. Mr. Thamm also hereby undertakes to inform in advance any new partner, employer and/or principal of the existence of this non-competition and non-solicitation covenant.

8.4 As specific consideration for this non-competition and non-solicitation covenant, Mr. Thamm shall be paid an amount equal to 100% of his annual fixed salary and target bonus as it will be in force at the time of termination. Such compensation is considered fair and reasonable in consideration of the diversified professional background and experience that Mr. Thamm has so far acquired.

8.5 The compensation under paragraph 8.4 above shall be payable to Mr. Thamm in four equal installments as follows: 25% at the time of termination of the relationship with the Company, 25% by and no later than 4 months after termination, 25% by and no later than 8 months after termination and 25% by and no later than 12 months after termination.

8.6 Any single event of breach of the non-competition and non-solicitation covenant shall entail the payment of liquidated damages to the Company amounting to Euro 600,000. Any more extensive claims and rights to damages of the Company shall remain unaffected by the above provisions.

8.7 The above shall not prejudice the Company’s right to continue to enforce the above non-competition and non-solicitation obligations and, in such case, Mr. Thamm’s right to continue to be paid any applicable pro-rata amount of the consideration under paragraph 8.4 above. Should this not be the case, in addition to the payment of the liquidated damages above, Mr. Thamm shall also return to the Company the consideration, if any, received from the Company pursuant to paragraphs 8.4 and 8.5 above.

9.	Miscellaneous

9.1 Unless otherwise provided herein, any and all agreements and arrangements, whether written or oral, existing between Mr. Thamm and the Company, including in particular the employment agreement dated December 1, 2004 terminated upon mutual consent effective June 30, 2012, shall be replaced/superseded in their entirety by this contract.

9.2 Unless otherwise provided herein, this contract sets forth the entire agreement reached between the Parties regarding the subject-matter hereof.

9.3 This contract shall be governed by the applicable provisions of Italian law and by the CLA.

Read, understood and executed.

Michael Olaf Thamm	Costa Crociere S.p.A.

/s/ Michael Olaf Thamm	/s/ Howard S. Frank